Guaranteed Issue Application

Proposed Insured Consent Information

Individual Life Insurance

Minnesota Life Insurance Company -[a Securian Financial company]

[Executive Benefits] • [400 Robert Street North, St. Paul, MN 55101-2098]

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CONSENT TO PURCHASE

Please complete the Consent to Purchase section if you are not the owner

I,                                    give consent to authorize and

          Print full name of proposed insured

allow,                                   the authority to purchase and own

            Print full name of owner

a maximum amount of $           life insurance on my life, and to make any future change that may be requested in writing by the owner. I acknowledge that the owner will have access to this consent and my statements contained herein, and that I will not receive any death benefit proceeds from this policy. I also acknowledge this coverage may continue after I no longer have an association with the owner.

PROPOSED INSURED CONSENT INFORMATION

Name (last, first, middle)		[Gender
☐ Male ☐ Female]
Occupation	[Email address	Citizenship

	]	☐ USA ☐ Other/Visa type:

Date of birth (month, day, year)	Social Security number	Business telephone number

Street address (no P.O. Box)	Apartment or unit number
City	State	Zip code
Work address	Suite or station number
City	State	Zip code

SUPPLEMENTAL INFORMATION

1. Are you actively performing all the duties of your regular occupation at least 30 hours per week? If no, please explain why:	☐ Yes	☐ No

2. Within the past 90 days, have you been hospitalized or absent from work due to illness or injury for a total of 5 or more days? If yes, please provide details:	☐ Yes	☐ No

3.  Have you ever used tobacco or nicotine products in any form within the past 12 months (including cigarettes, cigars, chewing, tobacco, pipe, e-cigarette/vape, nicotine patch or gum)? If yes, provide details:

	☐ Yes	☐ No

What type	Date of last use (mm/dd/yyyy)	Number of uses in the last year

[Securian Financial is the marketing name for Minnesota Life Insurance Company.]

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ICC23-20180	[1 of 2]

AGREEMENTS

Agreement: I have read, or had read to me the statements and answers recorded on my application. They are given to obtain this insurance and are, to the best of my knowledge and belief, true and complete and correctly recorded. I will notify Minnesota Life Insurance Company of any changes in the statements or answers given in the application between the time of application and delivery of the policy. I understand that any false statement or misrepresentation on this application may result in loss of coverage under this policy subject to the policy incontestability provision. I agree that they will become part of this application and any policy issued on it. The insurance applied for will not take effect unless the policy is issued and delivered and the full first premium is paid while the answers, to the best of my knowledge and belief as stated in this application remain true and complete. If such conditions are met, the insurance will take effect as of the earlier of the policy date specified in the policy or the date the policy is delivered to me; the only exception to this is provided in the Life Receipt and Temporary Insurance Agreement, issued if the premium is paid in advance.

I acknowledge that I have been given the Securian Privacy Notice. I understand that a copy of this entire application, will be attached to the policy and delivered to the policyowner.

Fraud Warning: Any person who knowingly presents a false statement in an application for insurance may be guilty of a criminal offense and subject to penalties under state law.

Proposed insured signature	Date

☒
City (signed at)	State

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ICC23-20180	[2 of 2]